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                                                                    EXHIBIT 15.1

                              ARTHUR ANDERSEN LLP

December 20, 1999

Alcatel
54 rue la Boetie
75008 Paris

      We are aware that Alcatel has incorporated by reference in this proxy statement/prospectus its unaudited interim consolidated financial statements ended June 30, 1999, which includes our report dated September 9, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,
Arthur Andersen LLP